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                                                                    EXHIBIT 3(a)
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                            DISTRIBUTION AGREEMENT
                                    BETWEEN
                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK
                                      AND
                   AMERICAN GENERAL SECURITIES INCORPORATED

THIS DISTRIBUTION AGREEMENT (this "Agreement") is made by and between THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York corporation (the "Company") and AMERICAN GENERAL SECURITIES INCORPORATED, a Texas corporation ("AGSI" or "Distributor").

                                  WITNESSETH:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

FIRST: The Company hereby grants AGSI a non-exclusive right to promote the sale of the Company's variable life insurance policies and certificates and variable annuity contracts and certificates, as the case may be, listed on Schedule A attached hereto and made a part hereof (the "Contracts") to the public through investment dealers which are members of the National Association of Securities Dealers, Inc. (or exempt from such registration) in U. S. states where the Company is licensed.

SECOND: AGSI hereby accepts the grant made herein for the sale of the Contracts and agrees that it will use its best efforts to promote the sale of such Contracts; provided, however, that:

     A. AGSI may, and when requested by the Company, shall suspend its efforts to promote the sale of the Contracts at any time AGSI or the Company believes sales should be suspended because of market conditions, other economic considerations, or other circumstances of any kind; and

     B. the Company may withdraw the offering of the Contracts at any time.

THIRD:  The Company shall bear:

     A. The expenses of printing and distributing registration statements and prospectuses of the Separate Account and the Contracts;

     B. The expenses of state and federal qualification of such Contracts for sale in connection with such offerings;

     C. All legal expenses in connection with the foregoing; and

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     D. Any other expenses which may be deemed mutually appropriate.

FOURTH: The solicitation of the Contracts shall be made by investment dealers or their sales representatives who are also licensed agents of the Company.

AGSI shall bear such costs of obtaining insurance department licenses and fees for registered representatives as may be mutually agreed upon between the parties hereto from time to time.

The Company shall reimburse AGSI for its costs in the promotion of the sale of the Contracts, including its administrative and ministerial costs. AGSI shall submit to the Company original invoices or other documentation acceptable to the Company, no less frequently than monthly, for all such reimbursable expenses.

FIFTH: The Company agrees to maintain all books and records in connection with the sale of the Contracts on behalf of AGSI in conformity with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, to the extent that such requirements are applicable to the Contracts.

SIXTH: A transaction statement for each purchase payment for a Contract will be sent to the Contract owner by the Company as required. The transaction statement will reflect the facts of the transaction.

SEVENTH: The Company and AGSI shall each comply with all applicable federal and state laws, rules, and regulations governing the issuance and sale of the Contracts.

EIGHTH: The Company agrees to indemnify AGSI against any and all claims, liabilities, and expenses which AGSI may incur due to any alleged untrue statements of a material fact, or any alleged omission to state a material fact in the registration statement or prospectus of the Company's Separate Account(s) used in connection with the offering and sale of the Contracts. AGSI agrees to indemnify the Company against any and all claims, demands, liabilities, and expenses which the Company may incur arising out of or based upon any act of an employee of AGSI.

NINTH: All disputes or differences arising out of this Agreement shall be submitted to the decision of two arbitrators, one to be chosen by the Company and the other to be chosen by AGSI, and in the event of the arbitrators failing to agree, to the decision of a third arbitrator to be chosen by the first two arbitrators. If the first two arbitrators fail to appoint a third arbitrator within one month of a request in writing to either of them to do so, the third arbitrator shall, at the request of either party, be appointed by the American Arbitration Association. The arbitration proceedings shall take place in New York City, New York. Unless otherwise agreed, the applicant(s) shall submit its case within one month after the appointment of the arbitration panel, and the respondent(s) shall submit its reply within one month after its own receipt of the claim. The decision of the arbitration panel shall be final and not subject to appeal, and may be entered into any court having jurisdiction thereof. The expenses of the arbitration shall be borne equally by the parties involved in the arbitration. This article shall survive the termination of this Agreement.


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TENTH.  Nothing contained herein shall require the Company or AGSI to take any action contrary to any provision of its charter or any applicable statutes, regulation, or rule of the National Association of Securities Dealers, Inc.

ELEVENTH: This Agreement shall supersede all prior agreements of the parties, whether written or oral, with respect to sale of the Contracts issued on or after the effective date of this Agreement.

TWELFTH: This Agreement shall become effective as of ______________, and shall continue in force and effect from year to year thereafter.

THIRTEENTH: This Agreement may be terminated at any time by either party, without the payment of any penalty, upon thirty (30) days prior notice in writing to the other party.

FOURTEENTH: This Agreement shall be binding upon the successors and assigns of the parties hereto.

FIFTEENTH: Any notice under this Agreement shall be in writing addressed, delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate.


THE UNITED STATES LIFE INSURANCE COMPANY
IN THE CITY OF NEW YORK



By:                                               Date:
   ----------------------------------------             ----------------------
   David J. Dietz, President
   and Chief Executive Officer



AMERICAN GENERAL SECURITIES INCORPORATED



By:                                               Date:
   ----------------------------------------             ----------------------
   F. Paul Kovach, President


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                                  SCHEDULE A



  SELECT RESERVE(SM) FLEXIBLE PAYMENT VARIABLE AND FIXED INDIVIDUAL DEFERRED ANNUITY, FORM NO. 98505N.





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